Exhibit (a)(5)(C)

For Immediate Release:

FERTITTA COMMENCES CASH TENDER OFFER FOR ALL OUTSTANDING COMMON STOCK OF MORTON’S RESTAURANT GROUP, INC. AT $6.90 PER SHARE

CHICAGO — (BUSINESS WIRE) — Morton’s Restaurant Group, Inc. (NYSE: MRT) (the “Company” or “Morton’s”) and Tilman J. Fertitta today announced that his wholly-owned company, Fertitta Morton’s Restaurants, Inc. and its wholly-owned subsidiary, Fertitta Morton’s Acquisition, Inc. (together, “Purchaser”), have commenced a tender offer to acquire all of the issued and outstanding shares of common stock of Morton’s at a price of $6.90 per share, net to seller in cash without interest. The tender offer is being made in accordance with the previously announced Agreement and Plan of Merger, dated December 15, 2011.

Pursuant to the merger agreement, upon the completion of the tender offer and satisfaction or waiver of certain conditions, Fertitta Morton’s Acquisition, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation in the merger and becoming a direct, wholly-owned subsidiary of Fertitta Morton’s Restaurants, Inc. Each issued and outstanding share of common stock (other than shares owned by Purchaser or the Company, or by any stockholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law) will, by virtue of the merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to $6.90, without interest and less any applicable withholding taxes.

Morton’s board of directors has unanimously determined that the terms of the merger agreement, the tender offer, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Morton’s stockholders. Accordingly, Morton’s board of directors recommends that Morton’s stockholders accept the offer and tender their shares to Purchaser in the offer and, if required by applicable law, vote to adopt the merger agreement.

Purchaser is filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the offer. Additionally, the Company is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Morton’s board of directors that Morton’s stockholders tender their shares into the tender offer.

The offer and withdrawal rights will expire at midnight, New York City time, on January 31, 2012, unless the offer is extended or earlier terminated in accordance with the terms of the merger agreement. The tender offer is subject to customary conditions, including the acquisition by Purchaser of a majority of the outstanding shares of Morton’s common stock and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, NY 10272-2042. The Information Agent for the tender offer is Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, N.Y. 10022. The tender offer materials may be obtained at no charge by directing a request by mail to Okapi Partners LLC or by calling (212) 297-0720 or toll-free at (877) 285-5990.

About Morton’s Restaurant Group

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of December 30, 2011, the Company owned and operated 77 Morton’s steakhouses located in 64 cities across 26 states, Puerto Rico and six international locations (Hong Kong, Macau, Shanghai, Mexico City, Singapore and Toronto), as well as Trevi, our Italian restaurant, which is located next to the ‘Fountain of the Gods’ at The Forum Shops at Caesars Palace in Las Vegas, NV. Please visit our Morton’s website at www.mortons.com.

About Fertitta

Mr. Fertitta formed and created Fertitta Morton’s Restaurants, Inc. and Fertitta Morton’s Acquisition, Inc. to enter into the transaction to acquire Morton’s Restaurant Group, Inc. Both of Mr. Fertitta’s newly formed companies are affiliates of Mr. Fertitta’s highly acclaimed and nationally renowned hospitality, restaurant and entertainment company, Landry’s, Inc.

Landry’s is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of high end and casual dining restaurants, primarily under the names of Landry’s Seafood House, Rainforest Cafe, The Chart House, Bubba Gump Shrimp Co., Claim Jumper, Saltgrass Steak House and Oceanaire, as well as a fine dining signature group of restaurants: Vic & Anthony’s, Grotto, Willie G’s and others. The Company is also engaged in the ownership and operation of gaming, hospitality and entertainment businesses, including the Golden Nugget Hotel & Casinos in Las Vegas and Laughlin, Nevada, and Atlantic City, the Kemah Boardwalk, the San Luis Resort Hotel, and the Downtown Aquariums in Denver and Houston. Landry’s and Mr. Fertitta’s affiliated companies will generate approximately $2 billion in revenues in 2011.

Forward Looking Statement

This press release contains forward-looking statements relating to the potential acquisition of the Company by Purchaser. The actual results of the transaction could vary materially as a result of a number of factors, including: uncertainties as to how many of the Company’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that the Company files from time to time with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended January 2, 2011 and quarterly and current reports on Form 10-Q and Form 8-K. These forward-looking statements reflect the Company’s and Purchaser’s expectations as of the date of this press release.

IMPORTANT INFORMATION REGARDING THE TENDER OFFER

Fertitta Morton’s Acquisition, Inc., a wholly-owned subsidiary of Fertitta Morton’s Restaurants, Inc., has commenced a tender offer to purchase all of the outstanding shares of common stock of Morton’s Restaurant Group, Inc. at $6.90 per share, net to the seller in cash, without interest. The offer is currently scheduled to expire at 12:00 Midnight, New York City time, on January 31, 2012, unless the offer is extended or earlier terminated.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Okapi Partners LLC.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY MORTON’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT PURCHASER WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THEREAFTER MORTON’S WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. MORTON’S STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE OF CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH ITS WEBSITE AT WWW.SEC.GOV WHEN THEY BECOME AVAILABLE OR BY CONTACTING OKAPI PARTNERS LLC AT 1-877-285-5990 (TOLL-FREE FROM THE U.S).

Contact Morton’s Restaurant Group:

Ronald M. DiNella

Senior Vice President, Chief Financial Officer and Treasurer

Morton’s Restaurant Group, Inc.

(312) 923-0030

Contact Purchaser:

Rick H. Liem

Executive Vice President & CFO

(713) 850-1010

or

Okapi Partners

Patrick J. McHugh/Bruce H. Goldfarb

(212) 297-0720